Ex 10.5
December 8, 2025
Re: Amendment to Bonus Opportunities
Dear Vance Fisher:

You previously entered into a Letter Agreement (the “Letter Agreement”) with Farmer Bros. Co. (the “Company”), dated August 12, 2025, pursuant to which you were eligible to receive a cash bonus from the Company upon such terms as were set forth in the Letter Agreement. You and the Company wish to amend the Letter Agreement as set forth herein. Capitalized terms used herein but not otherwise defined herein will have their respective meanings as set forth in the Letter Agreement, provided that the term “Agreement” used herein shall mean the Letter Agreement as amended hereby.
You and the Company hereby agree that as of the date hereof, Section 1 of the Letter Agreement is amended and restated as follows:
1.Cash Bonus; Potential PBRSU Grant.
(a)You will be eligible to receive a one-time cash transaction bonus equal to $350,000 (the “Transaction Bonus”), less applicable taxes and withholdings, subject to (i) your continuous employment with the Company through the consummation of a Change in Control, (ii) the consummation of such Change in Control on or before January 1, 2026 and (iii) the other terms and conditions of this Agreement. If earned under this Agreement, the Transaction Bonus shall be paid to you in a lump sum on the closing date of such Change in Control.
(b)In the event that no Change in Control occurs on or before January 1, 2026, then, in lieu of the Transaction Bonus, you will be eligible to receive a one-time cash bonus equal to $175,000 (the “Special Bonus”), less applicable taxes and withholdings, subject to (i) your continuous employment with the Company through January 1, 2026, and (ii) the other terms and conditions of this Agreement. If earned under this Agreement, the Special Bonus shall be paid to you in a lump sum on the first payroll date following January 1, 2026.
(c)In the event that a Change in Control occurs after January 1, 2026 and on or before April 1, 2026, then you will be eligible to receive a one-time cash bonus equal to $175,000 (the “Second Special Bonus” and, together with the Special Bonus, the “Special Bonuses”), less applicable taxes and withholdings, subject to (i) your continuous employment with the Company through the consummation of a Change in Control, (ii) the consummation of such Change in Control after January 1, 2026 and on or before April 1, 2026 and (iii) the other terms and conditions of this Agreement. If earned under this Agreement, the Second Special Bonus shall be paid to you in a lump sum on the closing date of such Change in Control. In addition, and also solely in the event that no Change in Control has been consummated on or before April 1, 2026, the Company will grant to you a performance-based Restricted Stock Unit (“PBRSU”) award in the amount of $75,000 under the LTIP on April 2, 2026. Such PBRSU award shall be granted with such terms as determined by the Compensation Committee of the Board of Directors of the Company in accordance with the LTIP.
(d)For the avoidance of doubt, you shall be eligible for either the Transaction Bonus or one or both of the Special Bonuses (subject to the respective terms set forth in Section 1 of this Agreement, including your continuous employment through the applicable vesting

Ex 10.5
date), but in no event shall you be eligible for the Transaction Bonus together with the Special Bonuses.
Except as specifically amended hereby, the Letter Agreement shall remain in full force and effect.

    Sincerely,

Farmer Bros. Co.
By:	/s/ Jared Vitemb
Name:	Jared Vitemb
Title:	Vice President, General Counsel, Chief Compliance Officer and Secretary

ACKNOWLEDGED AND AGREED
This 8th day of December, 2025
/s/Vance Fisher
Name: Vance Fisher